6950 WORTHINGTON-GALENA ROAD • P O BOX 494 • WORTHINGTON, OHIO 43085-0494 • 614/888-9280 • FAX 614/888-0982

For Immediate release

Liqui-Box Corporation Announces Top Management Changes

    Worthington, Ohio, October 25, 2000 - Samuel B. Davis, Chairman and Chief Executive Officer of Liqui-Box Corporation announced several top level organizational changes today in advance of key new product and service offerings.

    "To position ourselves for the rapid sales growth we need, Stewart M. Graves, presently Vice President of Liqui-Box International, has been appointed to the position of President and Chief Operating Officer. For the past several years, he has been directly in charge of all foreign operations for the company including the facilities in Romiley, England, and Pune, India, and has been totally responsible for our new direction internationally," Davis said.

    "Stewart's straight forward approach to results are well suited for the new focus of Liqui-Box," said Davis. "In addition, his superior understanding of the global sales environment coupled with his manufacturing insights make for the right combination as we move to improve the top line of the company."

    Mr. Graves, currently residing in the United Kingdom, will be relocating his family to the Central Ohio community and the Liqui-Box headquarters in Worthington, Ohio.

    Samuel N. Davis, formerly Executive Vice President, has been promoted to the post of Vice Chairman. In this role, Mr. Davis will assume responsibility of the organization at the policy level reporting directly to the Chairman and CEO. He will also maintain his direction over the Product Development aspects of the company.

    "His creative expertise and knowledge of this company and how we want to operate will be valuable as we head into next year," said CEO Samuel B. Davis. "In addition, his team has been responsible for a number of exciting new product developments completed this year."

    J. Sheffield Sweet has been appointed Vice President of Manufacturing for all Liqui-Box domestic operations. Mr. Sweet has been with the company since 1971, serving in a variety of production assignments.

    "Mr. Sweet is a very knowledgeable manager who thoroughly understands the manufacturing side of our business. He knows the people and the processes, and has done a great job at every turn," said Davis. "We believe he will take us to an even greater level of efficiency and creativity in the manufacturing end of our business."

    For more information, contact Peter J. Linn at Liqui-Box Corporate Headquarters in Worthington, Ohio, or visit our website at www.Liqui-Box.com.